EXHIBIT 14


                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                       CODE OF BUSINESS CONDUCT AND ETHICS

         Total Entertainment Restaurant Corp. (the "Company") believes that honesty, integrity, and ethical behavior in the conduct of the business of the Company has been and continues to be critical to the Company's success. The Company's Code of Business Conduct and Ethics (this "Code") embodies the Company's commitment to such principles and sets forth the responsibilities of the Company, its directors, officers, and employees to uphold those principals.

General Principles
------------------

         It is the Company's firm belief that effective business relationships can only be built on mutual trust and fair dealing, and that achievement of this goal requires deterring wrongdoing and to promote honesty, and integrity, ethical behavior in the performance of Company business. It is expected that the Company, its subsidiaries, and all their directors, officers and employees will conduct themselves in accordance with the standards established herein.

         This Code outlines the fundamental principles of legal and ethical business conduct as adopted by the Board of Directors of the Company. It is not intended to be a comprehensive list addressing all legal or ethical issues that may confront the Company's personnel. Hence, it is essential that all personnel subject to the this Code employ good judgment in the application of the principles contained herein. The Board of Directors and the management of the Company have and from time to time will enact and modify policies applicable to specific areas and conduct, which may elaborate on the general principles outlined in this Code.

         Employees, officers, and directors should direct any questions concerning this Code, any Company policy, or their application to any situation to any such person's immediate supervisor or the Chief Financial Officer of the Company.

Conflicts of Interest
---------------------

         Employees, officers, and directors must act in the best interests of the Company. They must refrain from engaging in any activity or having a personal interest that presents a "conflict of interest." A conflict of interest occurs when one's personal interest interferes with the interests of the Company. A conflict of interest can arise whenever an officer, director, or employee takes action or has an interest that prevents him or her from performing his or her Company duties and responsibilities honestly, objectively, and effectively.

         For example:

         o No employee, officer, director, nor any member of such person's Immediate Family (as such term is defined in the SEC's Rule 16a-1) who shares his/her household, shall use his or her position with the Company to influence a transaction with a supplier or customer for direct or indirect personal gain or have any personal interest in a supplier or customer, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company; and

         o No management-level employee, officer, director, nor any member of such person's Immediate Family who shares his/her household, shall perform services as a consultant, employee, officer, director, advisor, or in any other capacity for, or acquire a financial interest in, a direct competitor of the Company, other than services performed at the request of the Company and other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company.

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         Without limiting the foregoing, for purposes of this Code, the Company believes a concept directly competes with the Company if it is located in the continental United States, services alcoholic beverages and food prepared (in whole or in part) on the business premises, and
         1. Has two or more televisions per 1,000 square feet installed at a location; or
         2.    Has any two or more of the following business elements:
                  o Seven (7) or more televisions or four (4) or more large screen (50" diagonal or larger) units are installed in the location;
                  o The concept offers ten (10) or more varieties of draft beer on tap; or
                  o The concept offers customers the option of playing billiards on three (3) or more tables; or
         3. Has at least one of the foregoing elements and has a location within three miles of any then-existing Company restaurant.

         It is the responsibility of every employee, officer, and director to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the appropriate person specified below, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest. The foregoing provisions of this Section shall not apply to any arrangement which would otherwise be covered hereby which is in existence as of the effective date of adoption of this Code and has previously been disclosed to the appropriate person specified below.

Insider Trading
---------------

         Employees, officers, and directors who have material non-public information about the Company or other companies, including Company suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that employees, officers, and directors do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, additional copies of which are available to all employees, officers, and directors upon request.

         If any employee, officer, or director is uncertain about the constraints on his or her purchase or sale of any Company securities or the securities of any other company with which he or she is familiar by virtue of his or her relationship with the Company, the employee, officer, or director should consult with the Chief Financial Officer of the Company before making any such purchase or sale.

Confidentiality
---------------

         Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

         Third parties may ask for information concerning the Company. Employees, officers and directors (other than the Company's authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers), and security holders. All responses to inquiries on behalf of the Company must be made only by the Company's authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or the Chief Financial Officer of the Company.

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         Employees, officers, and directors also must abide by any lawful obligations that each may have to their former employers. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company, and non-competition obligations.

Honest and Ethical Conduct and Fair Dealing
-------------------------------------------

         Employees, officers, and directors should endeavor to deal honestly, ethically, and fairly with the Company's suppliers, customers, competitors, and employees. Statements regarding the Company's products and services must not be untrue, misleading, deceptive, or fraudulent. Employees, officers, and directors must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Protection and Proper Use of Corporate Assets
---------------------------------------------

         Employees, officers, and directors should seek to protect the Company's assets. Theft, carelessness, and waste have a direct impact on the Company's financial performance. Employees, officers, and directors must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

         Employees, officers, and directors must advance the Company's legitimate interests when the opportunity to do so arises. Employees, officers, and directors must not take for themselves personal opportunities that are discovered through their positions with the Company or the use of property or information of the Company.

Gifts and Gratuities
--------------------

         The use of Company funds or assets for gifts, gratuities, or other favors to customers or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, nominal in amount, and not given in consideration or expectation of any action by the recipient.

         Employees, officers, and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities, or other favors from any customer, supplier, or other person doing or seeking to do business with the Company, other than items of nominal value. Any gifts that are not of nominal value should be returned immediately and reported to one's supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion.

         Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers, and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, and intended to serve legitimate business goals.

         Bribes and kickbacks are criminal acts, strictly prohibited by law. Employees, officers, and directors must not offer, give, solicit, or receive any form of bribe or kickback.

Accuracy of Books and Records and Public Reports
------------------------------------------------

         Employees, officers, and director must honestly and accurately report all business transactions. Each employee, officer, and directors is responsible for the accuracy of his or her records and reports. Accurate information is essential to the Company's ability to meet legal and regulatory obligations.

         All Company books, records, and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to the law, generally accepted accounting rules, and the Company's accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall

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be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

         It is the policy of the Company to provide full, fair, accurate, timely, and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters
-------------------------------------------------

         Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls, or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing to the Chief Financial Officer of the Company or the Audit Committee of the Board of Directors in the manner described below. All concerns received by the Chief Financial Officer will be forwarded to the Board of Director's Audit Committee.

         The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

         The Company will not discipline, discriminate against, or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made purposefully false or otherwise made unlawfully.

Compliance with Laws, Rules, and Regulations
--------------------------------------------

         The Company requires that all employees, officers, and directors comply with all laws, rules, and regulations applicable to the Company wherever it does business. Each employee, officer, and director is expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations and to ask for advice when he or she is uncertain about them.

         If an employee, officer, or director becomes aware of the violation of any law, rule, or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is the employee's, officer's, or director's responsibility to promptly report the matter to the appropriate person specified below. While it is the Company's desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws, or any other federal, state, or foreign law, rule, or regulation, to the appropriate regulatory authority. Employees, officers, and directors shall not discharge, demote, suspend, threaten, harass, or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made purposefully false or otherwise made unlawfully. This Code should not be construed to prohibit an employee from testifying, participating or otherwise assisting in any state or federal administrative, judicial, or legislative proceeding or investigation.

Amendments and Waivers of this Code
-----------------------------------

         While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, it must be recognized that no document can outline every possible situation or take into account all facts and circumstances surrounding a potential breach of this Code or other policies of the Company. Any employee who believes that an exception to this Code or any Company policy is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Financial Officer of the Company must be obtained. The Chief Financial Officer of the Company shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

         Any executive officer or director who seeks an exception to any of these policies should contact the Audit Committee of the Board of Directors. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors with the approval of the Audit Committee and must be disclosed by the Company as required by law or stock market regulation.

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         Any amendments to this Code or waivers (express or implied) of this
Code with respect to executive officers and directors will be posted in the "Investors" section of the Company's internet web site at http://www.totent.com/Investors.

Reporting and Compliance Procedures
-----------------------------------

         Every employee, officer, and director has the responsibility to ask questions, seek guidance, report suspected violations, and express concerns regarding compliance with this Code or any other policies of the Company. Unless this Code or an applicable policy specifies a different person to whom to report, any employee, officer, or director who knows or believes that any other employee, officer, director, or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her immediate supervisor or to the Chief Financial Officer of the Company. If the subject of the applicable conduct is the reporting person's immediate supervisor or the Chief Financial Officer, the reporting person should then report the information to the subject person's immediate supervisor or the Audit Committee, as appropriate.

         You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against, or retaliate against any employee who reports such conduct, unless it is determined that the report was made purposefully false or otherwise made unlawfully, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Chief Financial Officer, or if the report concerns the Chief Financial Officer, inform the Audit Committee.

         If an employee desires to report violations of this Code or a Company policy on a confidential basis, the employee may contact the Chief Financial Officer or a member of the Audit Committee by fax, mail, or e-mail at:


To the Chief Financial Officer:             To the Audit Committee:

Total Entertainment Restaurant Corp.        Total Entertainment Restaurant Corp.
c/o Chief Financial Officer                 c/o The Audit Committee
9300 E. Central, Suite 100                  12200 Stemmons Freeway., Suite 100
Wichita, Kansas  67206                      Dallas, Texas 75234
Fax:  (316) 634-6060                        Fax:  (972) 888-4200
E-mail:  jzielke@totent.com                 E-mail:  psheaks@croinc.com

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While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may report anonymously if you wish.

         If the Chief Financial Officer or the Audit Committee receives information regarding an alleged violation of this Code or a policy, he, she, or they shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Audit Committee of the Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation, and (d) if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Board of Directors for action. Employees, officers, and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code or Company policy. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

         The Company shall determine whether violations of this Code or a Company policy has occurred and, if so, shall determine the disciplinary measures to be taken against any employee, officer, or director who has violated this Code or applicable Company policy. In the event that the alleged violation involves an executive officer or a director, the Board of Directors shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

         Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation, or suspension without pay, demotions, reductions in salary, discharge, and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Dissemination and Amendment
---------------------------

         A copy of this Code shall be made available to each new employee, officer, and director of the Company upon request. The Company reserves the right to amend, alter, or terminate this Code at any time for any reason. The most current version of this Code can be found in the "Investor" section of the Company's internet site, at http://www.totent.com/Investors.

         This document is not an employment contract between the Company and any of its employees, officers, or directors and does not alter the Company's at-will employment policy.

This Code is effective as of March 12, 2004.

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